Filed Pursuant to Rule 433

Registration No. 333-228423

Notice to Participants

Dated November 28, 2018

Dear Plan Participants,

We appreciate your participation in the Citizens, Inc. Stock Investment Plan (the “Plan”). As permitted by the Plan, we have made certain changes to the Plan, effective November 6, 2018. These changes include, among others:

•	providing participants with more options to sell shares of our Class A common stock through the Plan, including day limit orders and good-til-cancelled limit orders;

•	charging an additional transaction fee of $15 for all sale requests processed over the phone by a customer service representative; and

•	permitting share purchases under the Plan, at our option, directly from us or in the open market.

We filed a new registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) on November 16, 2018 that summarizes the revised terms and conditions of the amended Plan. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and the Plan. You can view and print a copy of the prospectus through the SEC’s website at www.sec.gov and through our website at www.citizensinc.com/investors-sec-filings. You may also request a copy of the prospectus in writing from the Plan Administrator, Computershare Trust Company, N.A. by calling 1-877-785-9659. In addition, you can view and print a copy of the prospectus at the Plan Administrator’s website at www.computershare.com/investor.

We thank you for your continued interest and support of our company.

Sincerely,

Citizens, Inc.

Investing in our common stock involves risks. You should carefully consider the risks described in in the Plan prospectus, our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission in connection with your continued participation in the Plan.